                                                                   EXHIBIT 11.1

     COMPUTATION OF LOSS PER SHARE (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1996       1995      1994
                                                  ---------  ---------  -------
Net loss attributable to common stockholders....  $ (10,220) $ (10,411) $(5,587)
                                                  =========  =========  =======
Weighted average shares used to compute net loss
 per share
Weighted average number of shares outstanding:
Convertible Preferred Stock.....................      3,682      5,706    4,461
Common Stock....................................      4,857        569      551
Number of common equivalents as a result of
 warrants granted using the treasury stock
 method in accordance with Staff Accounting
 Bulletin 83....................................         46        185      185
Number of common equivalents as a result of
 stock options granted using the treasury stock
 method in accordance with Staff Accounting
 Bulletin 83....................................        118        474      474
                                                  ---------  ---------  -------
Total...........................................      8,703      6,934    5,671
                                                  =========  =========  =======
Net loss per share attributable to common
 stockholders...................................  $   (1.17) $   (1.50) $ (0.99)
                                                  ---------  ---------  -------

  The calculations for all periods shown include the shares and warrants of convertible preferred stock as if they had converted to common stock on their respective original dates of issuance, because such shares automatically converted to common stock upon the closing of the initial public offering of the Company's common stock.